STATE of DELEWARE
CERTIFICATE of INCORPORATION
of
ADB INTERNATIONAL GROUP, INC.

FIRST: The name of the Corporation is ADB INTERNATIONAL GROUP, INC.

SECOND: Its registered office in the State of Delaware is to be located at 16192 Coastal Highway, Lewes, Delaware, County of Sussex, Zip Code 19958. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FORTH: The total number of shares which the Corporation shall be entitled to issue is Five Hundred Twenty Million (520,000,000,000) shares of capital stock consisting of Five Hundred Million(500,000,000)shares of common stock, $0.00001 par value ("Common Stock") and Twenty Million (20,000,000) shares of preferred stock, $0.00001 par value, and the Board of Directors has the authority to establish one or more series of preferred stock and fix relative rightsand preferences of any series of preferred stock to be determined by the Board of Directors.

FIFTH: The name and mailing address of the incorporator is as follows:
Richard Rubin
40 Wall Street, 28th Floor
New York, NY 10005

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto executed this certificate this 2nd day of May, 2014.

By:

Richard Rubin

Incorporator
Name: Richard Rubin, Incorporator